UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 20, 2006 ev3 Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100
Plymouth, Minnesota	55442
(Address of Principal Executive Offices)	(Zip Code)

 (763) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) On February 20, 2006, the management and Audit Committee of the Board of Directors of ev3 Inc. (the “Company”) determined that the Company’s consolidated statements of cash flows for the six months ended July 3, 2005 and nine months ended October 2, 2005 required restatement to correct an error in the classification of a $36.5 million payment of accrued interest on the Company’s demand notes payable made by the Company in conjunction with the completion of the Company’s initial public offering on June 21, 2005. The interest payment was reported as a cash out-flow under “financing activities” and should have been reported as a cash out-flow under “operating activities” under generally accepted accounting principles.

The restatement does not affect the net change in cash for the six months ended July 3, 2005 or the nine months ended October 2, 2005 and has no impact on the Company’s consolidated balance sheet as of July 3, 2005 or October 2, 2005, the consolidated statements of operations and the related net loss per common share attributable to common stockholders for the three and six months ended July 3, 2005 or the three and nine months ended October 2, 2005 or the reported changes in stockholders’ equity (deficit) for the three and six months ended July 3, 2005 or the three and nine months ended October 2, 2005.

A summary of the effects of the restatement on the Company’s consolidated statements of cash flows for the six months ended July 3, 2005 and nine months ended October 2, 2005 is as follows:

	Six Months Ended July 3, 2005		Nine Months Ended October 2, 2005
	As Reported	As Restated	As Reported	As Restated
	(in thousands)
Operating activities:
Accrued interest on notes payable	$12,156	—	$12,156	—
Change in accrued interest on demand notes payable	—	$(24,319)	—	$(24,319)
Net cash used in operating activities	(54,508)	(90,983)	(74,296)	(110,771)

Investing activities:
Net cash used in investing activities	(3,435)	(3,435)	(19,767)	(19,767)

Financing activities:
Payments on demand notes payable	(36,475)	—	(36,475)	—
Net cash provided by financing activities	166,225	202,700	168,796	$205,271

Effect of exchange rate changes on cash	(14)	(14)	(102)	(102)

Net increase in cash and cash equivalents	108,268	108,268	74,631	74,631

Cash and cash equivalents, beginning of year	20,131	20,131	20,131	20,131

Cash and cash equivalents, end of period	$128,399	$128,399	$94,762	$94,762

As a result of the foregoing, the Company’s management and the Audit Committee of the Board of Directors concluded that the Company’s previously issued financial statements for the six month period ended July 3, 2005 and the nine month period ended October 2, 2005, which are included in the Company’s quarterly report on Form 10-Q for the quarterly period ended July 3, 2005 (the “Second Quarter Form 10-Q”) and in the Company’s quarterly report on Form 10-Q for the quarterly period ended October 2, 2005 (the “Third Quarter Form 10-Q”), which were filed with the Securities and Exchange Commission on August 17, 2005 and November 16, 2005, respectively, should not be relied upon with respect to the matters described herein.  The Company expects to file amendments to its Second Quarter Form 10-Q and its Third Quarter Form 10-Q, which will explain the error and provide corrected disclosure.

The Audit Committee of the Board of Directors and management of the Company have discussed the matters disclosed in this current report on Form 8-K with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

In connection with its evaluation of the restatement described above, management of the Company has concluded that a material weakness in the Company’s internal control over financial reporting existed as of July 3, 2005 and October 2, 2005. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  The Company did not maintain effective controls over the preparation, review and presentation and disclosure of the Company’s consolidated statements of cash flows. Specifically, the Company incorrectly reported an interest payment on demand notes payable as a financing cash out-flow instead of an operating cash out-flow, in accordance with generally accepted accounting principles. This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the quarters ended July 3, 2005 and October 2, 2005.  Additionally, this control deficiency could result in a misstatement of the presentation and disclosure of the Company’s operating and financing cash flows in its consolidated financial statements that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness in the Company’s internal control over financial reporting.

The Company’s management is taking steps to remediate the material weakness in its internal control over financial reporting relating to the presentation of its cash flows. These steps include a thorough review of the classification requirements of each component line item and the individual elements that comprise each line item of the statement of cash flows, in accordance with generally accepted accounting principles.  Management believes the additional control procedures designed, and when implemented, will fully remediate the material weakness. Although the Company is not certain when the material weakness will be fully remediated, the Company will need a period of time over which to demonstrate that these controls are functioning appropriately to conclude that it has adequately remediated the material weakness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2006	ev3 Inc.

	By:	/s/ Patrick D. Spangler
Name: Patrick D. Spangler
Title: Chief Financial Officer and Treasurer